Exhibit 10.2

Abbott Laboratories

Performance Restricted Stock Agreement

This Agreement made «DateAwded» (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and «Name» (the “Employee”), for the grant by the Company to the Employee of a Performance Restricted Stock Award under Section 11 of the Company’s 1996 Incentive Stock Program (the “Plan”).  This Agreement incorporates and is subject to the provisions of the Plan. Terms used herein shall have the same meaning as in the Plan and in the event of any inconsistency between the provisions herein and the provisions of the Plan, the Plan shall control.

1.                                       Grant of Shares.  Pursuant to action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered and to be rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company has granted to the Employee «NoShares12345» common shares of the Company (the “Shares”).  The Shares shall be issued from the Company’s available treasury shares.  The Employee shall have all the rights of a shareholder with respect to the Shares, including the right to vote and to receive all dividends or other distributions paid or made with respect to the Shares.  However, the Shares (and any securities of the Company which may be issued with the respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be “Shares” hereunder) shall be subject to all the restrictions hereinafter set forth.

2.                                       Restriction.  Until the restriction imposed by this Section 2 (the “Restriction”) has lapsed pursuant to Section 3 or 4 below, the Shares shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.

3.                                       Lapse of Restriction Based on Performance.  This award will have a five-year term.  The restrictions on one-third of the total number of Shares (rounded up) will lapse and have no further force on the first anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent; the restrictions on an additional one-third of the total number of Shares (rounded up) will lapse and have no further force on the second anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent; the restrictions on the remaining one-third of the total number of Shares will lapse and have no further force on the third anniversary of the Grant Date provided that Abbott’s prior year Return on Equity is a minimum of 18 percent.  Notwithstanding the foregoing, any remaining Shares that have not previously vested on the first, second or third anniversary of the Grant Date shall remain outstanding and shall vest on the fourth or fifth anniversaries, respectively, of the Grant Date, provided that Abbott’s prior year Return on Equity is a minimum of 18 percent, and provided further that no more than one third of the Shares will vest in any one year.

4.                                       Retirement.  The Restriction shall continue to apply (and may lapse in accordance with the provisions of Section 3 above) in the event that the Employee’s employment with the Company and its subsidiaries is terminated by the Employee due to retirement.

5.                                       Lapse of Restriction by Death or Disability.  The Restriction shall lapse and have no further force or effect upon the Employee’s death or disability.

6.                                       Forfeiture of Shares.  In the event of termination of the Employee’s employment with the Company, other than under the circumstances described in Section 4 or Section 5 above, (including due to the Employee’s voluntary resignation (other than due to retirement) or involuntary discharge for cause), all of the Shares with respect to which the Restriction has not lapsed shall be forfeited, and transferred to the Company by the Employee, without consideration to the Employee or his executor, administrator, personal representative or heirs (“Representative”).  In any such event, the Employee or his Representative shall promptly deliver any documents requested by the Company necessary to effectuate such transfer.  Notwithstanding the foregoing, in the event that the Employee is discharged by the Company other than for cause, the Committee shall have the authority (but not the obligation) to act, in its sole discretion, to accelerate the lapse of the Restriction.  The term discharge “for cause” shall have the meaning given that term by Section 10.

7.                                       Withholding Taxes.  The lapse of the Restriction on the Shares pursuant to the terms hereof shall be conditioned on the Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to such lapse.

8.                                       Rights Not Enlarged.  Nothing herein confers on the Employee any right to continue in the employ of the Company or of any of its subsidiaries.

9.                                       Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and his Representative.

10.                                 Discharge for Cause.  The term discharge “for cause” shall mean termination by the Company of the Employee’s employment for (A) the Employee’s failure to substantially perform the duties of his employment (other than any such failure resulting from the Employee’s disability); (B) material breach by the Employee of the terms and conditions of his employment; (C) material breach by the Employee of business ethics; (D) an act of fraud, embezzlement or theft committed by the Employee in connection with his duties or in the course of his employment; or (E) wrongful disclosure by the Employee of secret processes or confidential information of the Company or its subsidiaries.

11.                                 Construction.  This Performance Restricted Stock Award is intended to qualify as qualified performance-based compensation under section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent applicable.  This Agreement shall be construed accordingly.

12.                                 Section 409A.  If the Company determines that this Agreement is subject to 409A of the Internal Revenue Code and fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, amend the Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By

«Name»